Exhibit 10.30

April 27, 2017

Mr. Mark O. Decker, Jr.

c/o IRET

800 LaSalle Avenue Suite 1600

Minneapolis, MN 55402

Dear Mark:

On behalf of the Board of Trustees of Investors Real Estate Trust (IRET), congratulations on your appointment as Chief Executive Officer of IRET.  This letter serves to describe some changes to your compensation package with IRET, all to be effective May 1, 2017 as approved by the Compensation Committee of the Board of Trustees of IRET as well as the full Board of Directors.

Your base salary will increase to $444,050.00 annually.

You will be given a retention bonus comprised of $100,000.00 in cash and a number of common shares of IRET determined by dividing (i) $100,00.00 by (ii) the average of the closing prices for IRET shares as reported on the New York Stock Exchange for the 20 trading days ending prior to April 30, 2017.  The common shares will vest in three equal 1/3 installments on May 1, 2018, 2019 and 2020, provided that you continue to be employed by IRET on those dates.  If you are no longer employed by IRET on any vesting date, unvested shares shall be forfeited.  In addition, if you voluntarily leave IRET prior any vesting date, you agree to repay IRET the cash portion of the retention bonus as follows:  If you voluntarily leave IRET on or before April 30, 2018, 100% of the cash portion of the retention bonus; if you voluntarily leave IRET after April 30, 2018 and before April 30, 2019, 67% of the cash portion of the retention bonus; if you voluntarily leave IRET after April 30, 2019 and before April 30, 2020, 33% of the cash portion of the retention bonus.

In addition, you will be included in other compensation programs approved by the Compensation Committee of the Board of Trustees from time to time.

This letter serves to outline your new compensation arrangement but is not intended to be an employment agreement.  IRET is an at-will employer and as such, employment is not for a fixed term or definite period and may be terminated at the will of either party, with or without cause, and with or without prior notice.

800 LaSalle Avenue, Suite 1600  •  Minneapolis, MN 55402  •  P:952.401.6600  •  F: 952.401.7058  •  E:

www.iretapartments.com

If you are in agreement with the foregoing, please sign where indicated below.

Very Truly Yours,

__/s/ Linda Hall_____________________________

Linda Hall, Chair of the Compensation Committee

Agreed and Accepted:

/s/ Mark O. Decker, Jr.____________________________

Mark O. Decker, Jr.

800 LaSalle Avenue, Suite 1600  •  Minneapolis, MN 55402  •  P:952.401.6600  •  F: 952.401.7058  •  E:

www.iretapartments.com